Exhibit No. 21

Subsidiaries of Armstrong Holdings, Inc.

as of December 31, 2003

Armstrong Holdings, Inc.’s subsidiaries include all of the Armstrong World Industries, Inc. subsidiaries, plus Armstrong World Industries, Inc. (Pennsylvania) and its direct parent company, Armstrong Worldwide, Inc. (Delaware).

Exhibit No. 21

Subsidiaries of Armstrong World Industries, Inc.

As of December 31, 2003

The following is a list of subsidiaries of Armstrong World Industries, Inc. as of the date hereof, omitting certain subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Armstrong World Industries, Inc. is owned 100% by Armstrong Holdings, Inc., which also owns 100% of Armstrong Worldwide, Inc.

AWI Domestic Subsidiaries	Jurisdiction of Incorporation
Armstrong Cork Finance Corporation	Delaware
Armstrong Enterprises, Inc.	Vermont
Armstrong Realty Group, Inc.	Pennsylvania
Armstrong Ventures, Inc.	Delaware
Armstrong Wood Products, Inc.	Delaware
Armstrong World Industries (Delaware) Inc.	Delaware
Armstrong World Industries Latin America, Inc.	Nevada
Armstrong.com Holding Company	Delaware
AWI Licensing Company	Delaware
A W I (NEVADA), INC.	Nevada
Charleswater Products, Inc.	Delaware
Chemline Industries, Inc.	Delaware
Desseaux Corporation of North America	Delaware
Interface Solutions Holding, Inc. (35% owned; holds Armstrong’s interest in Interface Solutions, Inc.)	Delaware
Nitram Liquidators, Inc.	Delaware
Worthington Armstrong Venture (50%-owned unincorporated affiliate)

AWI Foreign Subsidiaries	Jurisdiction of Incorporation
AIPB SPRL	Belgium
Armstrong (Floor) Holdings Ltd.	United Kingdom
Armstrong (Singapore) Pte. Ltd.	Singapore
Armstrong (U.K.) Investments	United Kingdom
Armstrong Architectural Products S.L.	Spain
Armstrong Building Products	United Kingdom
Armstrong Building Products B.V.	Netherlands
Armstrong Building Products Company (Shanghai) Ltd.	PRC
Armstrong Building Products G.m.b.H.	Germany
Armstrong Building Products S.A.S.	France
Armstrong Building Products S.r.l.	Italy
Armstrong DLW AG	Germany
Armstrong Europa G.m.b.H.	Germany
Armstrong Europe Services	United Kingdom
Armstrong Floor Products Europe Ltd.	United Kingdom
Armstrong Floor Products Europe Ltd. (Rep Office)	Spain
Armstrong Floor Products Europe S.A.S.	France
Armstrong Metal Ceilings Limited	United Kingdom
Armstrong Metalldecken Holdings AG	Switzerland
Armstrong World do Brasil Ltda.	Brazil
Armstrong World Industries (Australia) Pty. Ltd.	Australia
Armstrong World Industries (China) Ltd.	PRC
Armstrong World Industries (H.K.) Limited	Hong Kong

AWI Foreign Subsidiaries	Jurisdiction of Incorporation
Armstrong World Industries (India) Pvt. Ltd.	India
Armstrong World Industries (Thailand) Ltd.	Thailand
Armstrong World Industries AB	Sweden
Armstrong World Industries Canada Ltd.	Canada
Armstrong World Industries Holding G.m.b.H.	Germany
Armstrong World Industries Ltd.	United Kingdom
Armstrong World Industries Mauritius	Mauritius
Armstrong World Industries Pty. Ltd.	Australia
Armstrong World Industries de Mexico, S.A. de C.V.	Mexico
Liberty Commercial Services Ltd.	Bermuda
Tapijtfabriek H. Desseaux N.V.	Netherlands